EXHIBIT 10.9

                                    AGREEMENT
                                    ---------

         THIS AGREEMENT (the "Agreement") is made and entered into by and between Premium Cigars International, Ltd., an Arizona corporation ("PCI") and Greg P. Lambrecht ("Lambrecht"). PCI and Lambrecht are collectively referred to herein as the "Parties."

                                R E C I T A L S:
                                ----------------

         A. Lambrecht entered an Employment Agreement with PCI dated June 13, 1997 (the "Employment Agreement").

         B. PCI terminated Lambrecht's employment on March 2, 1998.

         C. Lambrecht is the maker under a Promissory Note dated December 31, 1996 in favor of PCI (the "Note").

         D. PCI and Lambrecht have certain disputes regarding Lambrecht's severance compensation and other sums payable to Lambrecht.

         E. Without any admission of liability by either Party, the Parties desire to avoid and resolve any further dispute or litigation regarding any severance compensation or payments to Lambrecht from the Company.

         F. It is of utmost importance to PCI that Lambrecht not compete with PCI in the future and PCI wishes to extend the current covenant not-to-compete in Lambrecht's Employment Agreement.

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. Settlement Contingent Upon PCI's Simultaneous Settlement with Steve Lambrecht and Colin Jones. This settlement is contingent upon PCI's entering into separate settlement agreements with both Steven A. Lambrecht and Colin A. Jones regarding certain compensation and other payments that they are claiming. If PCI has not entered into such settlement agreements with Steven A. Lambrecht and Colin A. Jones on or before 5:00 p.m. on March 3, 1998, then this Agreement shall be null and void and of no force and effect whatsoever against PCI or Lambrecht.

         2. Payment. Provided that the contingency in Paragraph 1 is met, PCI shall pay Lambrecht, within ten (10) business days after the execution of this Agreement, the sum of Forty Thousand Dollars ($40,000.00) (the "Payment"). The Payment is an amount which was negotiated by the Parties in exchange for the release of claims set forth in paragraph 8 herein and in exchange for the extension of the covenant not-to-compete in the Employment Agreement.

         3. Severance Compensation. Lambrecht acknowledges that the sole remaining amount of severance compensation to be paid is $63,000, which PCI shall pay bi-weekly over a period of 39 weeks. PCI shall also pay Lambrecht $73.85 per bi-weekly period until the nine (9) months following his termination is completed, as a cash payment in lieu of the health insurance premium for Lambrecht at the time of his termination. Lambrecht will be responsible to obtain his own health insurance. Lambrecht acknowledges that, except for the severance compensation described in this Paragraph and the Payment and any applicable ongoing compensation as a director, he has been paid for all services rendered to PCI as an employee and has no right to any additional employment compensation or employment benefits of any kind from PCI. Lambrecht acknowledges that he is not entitled to any vacation or compensation in lieu of vacation. Lambrecht acknowledges that the payment of severance compensation remains subject to the conditions of the Employment Agreement, including, without limitation, the conditions of Paragraph 7 of the Employment Agreement as that Section relates to paragraphs 8, 9 & 10 of the Employment Agreement.

         4. Withholding. PCI shall make no deduction or withholding from the Payment in Paragraph 2, in reliance upon Lambrecht's affirmative representation that he will be solely responsible for any and all taxes and other amounts owed on, or ordinarily withheld from, such Payment. PCI will be required to withhold all taxes and other normal withholdings from the severance compensation amounts described in Paragraph 3.

         5. Employment Agreement.

                  a. Compensation. Except for the Payment and severance compensation described in paragraphs 2 and 3 herein, Lambrecht hereby waives any and all rights to any monetary or other compensation under the Employment Agreement, including without limitation, any compensation pursuant to paragraph 3 of the Employment Agreement or any severance compensation pursuant to paragraph 7 of the Employment Agreement. Lambrecht expressly acknowledges that he has been paid in full for all services rendered to PCI prior to the date of this Agreement, including without limitation wages and vacation pay through the date of termination.

                  b. No Options or Bonus. Lambrecht expressly waives any right to any options or bonuses which have been or may in the future be offered to any employee of PCI.

                  c. Continuing Obligations; Extension of Covenant Not To Compete. Notwithstanding anything contained within this Agreement to the contrary, Lambrecht expressly acknowledges that his obligations pursuant to Paragraphs 8, 9, 10 and 13 of the Employment Agreement relating to Customer Records, Confidential Information and the Covenant Not To Compete and PCI's remedies under the Employment Agreement for Lambrecht' violations of said provisions and Miscellaneous Provisions provided therein shall continue and remain in full force and effect for the term set forth in the

         Employment Agreement. However, in exchange for the Payment, the term of Covenant Not To Compete as set forth in paragraph 10(b) of the Employment Agreement shall be extended for an additional six (6) months for a total of 18 months from the date of Lambrecht's termination from PCI.

         6. Status as a Director. This Agreement shall not affect Lambrecht's status as a director of PCI, and Lambrecht shall be entitled to the compensation paid to, or options granted to, outside directors and Lambrecht shall be treated as an outside director effective upon the date of termination of his employment with PCI.

         7. Note; No Defense Related to This Settlement. The Parties agree that this Settlement shall have no effect upon the principal amount or interest due under, or due date of, the Note and Lambrecht expressly acknowledges that the Note, and his obligations thereunder, remain in full force and effect. Lambrecht agrees that he shall not, directly or indirectly, raise this Agreement, or any of the terms of this Agreement, or the claims settled hereby, as a defense or offset to his obligations and liability under the Note.

         8. Release of Claims. Except for the obligations created by and the rights expressly reserved within this Agreement, Lambrecht does hereby and forever discharge PCI and each of its respective stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, consultants, affiliates, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, (hereinafter collectively "claims") arising out of or relating to the Employment Agreement or Lambrecht's employment with PCI. As stated more particularly in Paragraph 9 herein, both Parties expressly reserve the right to bring an action to enforce this Agreement and the obligations and rights expressly reserved herein. It is the Parties intention that the foregoing release shall be effective as a full and final accord and satisfaction, and as a bar to all claims against PCI as set forth above, except for an action to enforce this Agreement or any rights expressly reserved within this Agreement.

         9. Further Actions. The Parties may plead this Agreement as a full and complete defense to, and as the basis for an injunction against, any action, suit or other proceeding which either Party hereto may institute, prosecute or attempt in breach of this Agreement.

         10. Costs. The Parties will bear their own costs, expenses and attorneys' fees, whether taxable or otherwise, incurred in or arising out of or connected with the negotiation of this Agreement and the disputes settled herein.

         11. Construction of this Agreement. This Agreement has been freely entered into by the Parties, each of whom has been represented by separate counsel. The validity, effect and performance of this Agreement shall be governed and construed by the laws of the State of Arizona. This Agreement shall be construed liberally to effect its purpose, and the Parties waive any rule requiring strict construction against or in favor of either Party. The Agreement shall be construed as if drafted by the Parties jointly.

         12. Integration Clause. This Agreement embodies the full and complete understanding and agreement between the Parties with respect to the matters addressed herein. This paragraph may be waived or modified only in a writing signed by the party to be charged.

         13. Severability. If any term of this Agreement shall be found invalid, void or unenforceable, that term shall be severed from this Agreement and the remaining terms enforced as specified herein.

         14. Prevailing Party. In any action arising out of this Agreement, the prevailing party or parties shall be entitled to an award of reasonable attorneys' fees and costs incurred in such action, which award shall be made by the Court, and shall be in addition to any other relief to which such party or parties are entitled. The Parties expressly consent to the jurisdiction and venue of Maricopa County, Arizona Superior Court for the resolution of any future disputes.

         15. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, their officers, directors, representatives, agents, employees, attorneys, heirs, personal representatives, successors and assigns.

         16. No Admission of Liability. The Parties agree that this final compromise and settlement is not and shall not be used as an admission of liability or responsibility.

         17. Counterparts. This Agreement may be executed in counterparts which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 3rd day of March, 1998.


PREMIUM CIGARS INTERNATIONAL, LTD.


By    /s/ John E. Greenwell                       /s/ Greg P. Lambrecht
  ----------------------------------         -----------------------------------
   John E. Greenwell, President              Greg P. Lambrecht
   and Chief Executive Officer
                                        4